Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-154173

Prospectus Supplement to the Prospectus dated April 6, 2009

and the Prospectus Supplement dated April 6, 2009 — No. 699

The Goldman Sachs Group, Inc.
Medium-Term Notes, Series D

$21,999,983.80
7% Equity Linked Notes Due 2011
(Linked to the Common Stock of Weatherford International Ltd.)

This prospectus supplement relates to a total of $21,999,983.80 aggregate principal amount of the 7% equity linked notes, which we call the “offered notes” or “notes”. We will pay you a fixed rate of interest on the notes at an annual rate of 7% on the 1st of each month (commencing on March 1, 2011) to and including the stated maturity date (August 1, 2011, subject to adjustment as described elsewhere in this prospectus supplement). In addition, we will pay you an amount at maturity based on the performance of the common stock of Weatherford International Ltd., which we refer to as the “index stock”, during the period from the trade date (January 27, 2011) to the determination date (July 27, 2011, subject to adjustment as described elsewhere in this prospectus supplement).

The face amount of each note is $23.02. On the stated maturity date, we will exchange each $23.02 face amount of your notes for an amount in cash equal to the cash settlement amount (or in our sole discretion, the amount of shares of the index stock and/or any other property you will receive in lieu of such cash amount, if applicable). The cash settlement amount for each $23.02 face amount of your notes will be calculated as follows:

•

if the final index stock price is greater than or equal to the upper strike price, an amount in cash equal to the sum of (i) the product of the (x) upside exchange ratio times the (y) result of the final index stock price minus the upper strike price plus (ii) the $23.02 face amount;

•	if the final index stock price is greater than or equal to the lower strike price and less than the upper strike price, the $23.02 face amount;

•

if the final index stock price is greater than the protection strike price and less than the lower strike price, an amount in cash equal to the product of the (x) downside exchange ratio times (y) the quotient of the final index stock price divided by the initial index stock price times (z) the $23.02 face amount; or

•

if the final index stock price is less than or equal to the protection strike price, an amount in cash equal to the product of the (x) downside exchange ratio times the (y) quotient of the protection strike price divided by the initial index stock price times (z) the $23.02 face amount.

The protection strike price is $19.567, which is 85% of the initial index stock price. The lower strike price is $24.137, which is approximately 104.85% of the initial index stock price. The upper strike price is $24.747, which is approximately 107.5% of the initial index stock price. The downside exchange ratio is 0.9537 (i.e., for each 1% decline in the index stock price below the lower strike price until and including the protection strike price, you will lose 0.9537% of the value of your note) and the upside exchange ratio is 0.65 (i.e., your participation in each 1% increase in the index stock price above the upper strike price will be limited to a 0.65% increase in the value of your note).

The amount you will be paid on your notes on the stated maturity date will not be affected by the closing price of the stock index on any day other than the determination date. You could lose a substantial portion of your investment in the notes.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-9.

Your investment in the notes involves certain risks. We encourage you to read “Additional Risk Factors Specific To Your Notes” on page S-4 of this prospectus supplement so that you may better understand those risks.

Original issue date (settlement date):	February 1, 2011	Underwriting discount:	0.05% of the face amount
Original issue price:	100% of the face amount	Net proceeds to the issuer:	99.95% of the face amount

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth above.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

Goldman, Sachs & Co.

Prospectus Supplement dated January 27, 2011.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-9. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, in each case relating to the Medium-Term Notes, Series D of The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Face amount: each offered note will have a face amount equal to $23.02; $21,999,983.80 in the aggregate for all the offered notes

Index stock and index stock issuer: common stock of Weatherford International Ltd.

Principal amount: on the stated maturity date, we will exchange each $23.02 face amount of your notes for an amount in cash equal to the cash settlement amount or, at the option of the issuer, for a number of shares of the index stock of equivalent value, based on the final index stock price

Cash settlement amount: for each $23.02 face amount of your notes, an amount in cash calculated as follows:

•

if the final index stock price is greater than or equal to the upper strike price, an amount in cash equal to the sum of (i) the product of the (x) upside exchange ratio times (y) the result of the final index stock price minus the upper strike price plus (ii) the $23.02 face amount;

•	if the final index stock price is greater than or equal to the lower strike price and less than the upper strike price, the $23.02 face amount;

•

if the final index stock price is greater than the protection strike price and less than the lower strike price, an amount in cash equal to the product of the (x) downside exchange ratio times the (y) quotient of the final index stock price divided by the initial index stock price times (z) the $23.02 face amount; or

•

if the final index stock price is less than or equal to the protection strike price, an amount in cash equal to the product of the (x) downside exchange ratio times the (y) quotient of the protection strike price divided by the initial index stock price times (z) the $23.02 face amount.

Initial index stock price: $23.02 per share

Final index stock price: the closing price of one share of the index stock on the determination date, subject to anti-dilution adjustments

Dividend base amount: $0.00 per quarter

Dividend periods: the regular cash dividend period, which refers to the frequency of anti-dilution adjustments on account of regular cash dividends during the term of the offered notes, will be a calendar quarter

Protection strike price: $19.567, which is 85% of the initial index stock price

Lower strike price: $24.137, which is approximately 104.85% of the initial index stock price

Upper strike price: $24.747, which is approximately 107.5% of the initial index stock price

Downside exchange ratio: 0.9537

Upside exchange ratio: 0.65

Trade date: January 27, 2011

Original issue date (settlement date): February 1, 2011

Stated maturity date: August 1, 2011, unless postponed as described under “Specific Terms of Your Notes — Cash Settlement Amount” on page S-10

Determination date: July 27, 2011, unless postponed as described under “Specific Terms of Your Notes — Cash Settlement Amount — Determination Date” on page S-10 and “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-11

Business day convention: following unadjusted; as described under “Specific Terms of Your Notes — Business Day Convention” on page S-20

Interest rate (coupon): 7% per annum

Interest payment dates: monthly; on the 1st of each month (commencing on March 1, 2011) to and including the stated maturity date; if the stated maturity date is postponed to a date later than August 1, 2011, interest on your notes will accrue only to but excluding August 1, 2011

Regular record dates: for the interest payment dates specified above, five business days before each interest payment date

No listing: the offered notes will not be listed on any securities exchange or included in any interdealer market quotation system

CUSIP: 38146M775

ISIN: US38146M7754

Calculation agent: Goldman, Sachs & Co.

Business day: as described on page S-21

Trading day: as described on page S-21

Conflicts of interest: Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated April 6, 2009. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index stock to which your notes are indexed. You should carefully consider whether the offered notes are suited to your particular circumstances.

You Will Lose a Portion of Your Investment If the Final Index Stock Price is Less than the Lower Strike Price

The amount that you receive for each of your notes on the stated maturity date depends, in part, upon the final index stock price relative to the lower strike price. If the final index stock price is less than the lower strike price, the amount you receive on the stated maturity date will be less than the face amount of your notes. Because of the formula that we will use to determine the cash settlement amount, the amount you receive on the stated maturity date may result in a lower return on your notes than you would have received had you invested in the index stock directly.

The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the market price of the index stock;

•	the volatility — i.e., the frequency and magnitude of changes — in the market price of the index stock;

•	the dividend rate of the index stock;

•

economic, financial, legislative regulatory and political, military or other events that affect the stock markets generally and the market segment of which the index stock is a part, and which may affect the level of the index stock;

•	other interest rate and yield rates in the market;

•	the time remaining until your notes mature; and

•	our creditworthiness, whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market-making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict the future price of the index stock based on its historical fluctuations. The actual price of the index stock over the life of the notes may bear little or no relation to the historical closing price of the index stock or to the hypothetical examples shown elsewhere in this prospectus supplement.

If the Market Price of the Index Stock Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the index stock. Changes in the market price of the index stock may not result in comparable changes in the market value of your notes. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

We Will Not Hold the Index Stock for Your Benefit

The indenture governing your notes does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the index stock acquired by us or them. Neither we nor our affiliates will pledge or otherwise hold shares of the index stock for your benefit in order to enable you to exchange your notes for shares under any circumstances. Consequently, in the event of our bankruptcy, insolvency or liquidation, any index stock owned by us will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You Have No Shareholder Rights or Rights to Receive the Index Stock

Investing in your notes will not make you a holder of the index stock. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stock. In addition, we may, at our sole option, elect to deliver on the stated maturity date a number of shares of the index stock in lieu of paying the cash settlement amount. However, you will have no right to receive any shares of the index stock in exchange for your notes on the stated maturity date unless we, at our sole option, elect to deliver shares and are able to do so on the stated maturity date. In addition, even if we elect to deliver shares of the index stock in lieu of cash, we may still pay cash in lieu of delivery of shares of the index stock if a market disruption event or certain dilution events, as described under “— Anti-dilution Adjustments” below, occur during the period between the determination date and the stated maturity date, and in lieu of delivery of any fractional share.

Trading and Other Transactions by Goldman Sachs in the Index Stock May Impair the Value of Your Notes

As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged or expect to hedge our obligations under the offered notes by purchasing the index stock and listed or over-the-counter options or futures on the index stock or other instruments linked to the index stock. We also have adjusted or expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the index stock at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to the same index stock. Any of these hedging activities may adversely affect the price of the index stock and, therefore, the market value of your notes and the value of the consideration we will deliver on your notes at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” below for a further discussion of securities transactions in which we or one or more of our affiliates may engage.

Goldman, Sachs & Co. and our other affiliates have engaged or may engage in trading in the index stock or instruments whose returns are linked to the index stock for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the price of the index stock and, therefore, the market value of your notes and the value of the consideration we will deliver on your notes at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked or related to changes in the value of the index stock. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the value of the consideration we will deliver on your notes at maturity.

Our Business Activities May Create Conflicts

of Interest Between Your Interests in the

Notes and Us

As we have noted above, Goldman, Sachs & Co. and our other affiliates have owned or expect to own securities of, and have engaged or expect to engage in trading activities related to the index stock that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the price of the index stock, could be adverse to your interests as a beneficial owner of your notes.

Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuer of the index stock, including making loans to or equity investments in that company or providing advisory services to that company. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of your notes. Moreover, one or more of our affiliates may have published and in the future expect to publish research reports with respect to the issuer of the index stock. Any of these activities by any of our affiliates may affect the price of the index stock and, therefore, the market value of your notes and the value of the consideration we will deliver on your notes at maturity.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations that Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount You Receive at Maturity

As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining whether and how to make anti-dilution adjustments and merger event adjustments to the final index stock price; determining the closing price of the index stock on the determination date, which we will use to determine the amount of cash or shares we must deliver on the stated maturity date; determining whether to postpone the determination date and the stated maturity date because of a market disruption event or a non-trading day; the stated maturity date; the default amount on any amount payable on your notes. See “Specific Terms of Your Notes” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us” above. We may change the calculation agent for your notes at any time without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

There Is No Affiliation Between the Index Stock Issuer and Us, and We Are Not Responsible for Any Disclosure by the Index Stock Issuer

Goldman Sachs is not affiliated with the issuer of the index stock. As we have told you above, however, we or our affiliates may currently or from time to time in the future own securities of, or engage in business with the index stock issuer. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the index stock issuer contained in this prospectus supplement or in any of the index stock issuer’s publicly available information. You, as an investor in your notes, should make your own investigation into the index stock issuer. See “The Index Stock Issuer” below for additional information about the index stock issuer.

The index stock issuer is not involved in this offering of your notes in any way and does not have any obligation of any sort with respect to your notes. Thus, the index stock issuer does not have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

Your Notes May Not Have an Active

Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, we expect it will not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

You Have Limited Anti-dilution Protection

Goldman, Sachs & Co., as calculation agent for your notes, will adjust the final index stock price for stock splits, reverse stock splits, stock dividends, regular cash dividends, extraordinary dividends, reorganization events and other events that affect the index stock issuer’s capital structure, but only in the situations we describe in “Specific Terms of Your Notes — Anti-dilution Adjustments”. The calculation agent will not be required to make an adjustment for every corporate event that may affect the index stock. For example, the calculation agent will not adjust the final index stock price for events such as an offering of the index stock for cash by the index stock issuer, a tender or exchange offer for the index stock at a premium to its then-current market price by the index stock issuer or a tender or exchange offer for less than all outstanding shares of the index stock issuer by a third party. In addition, the calculation agent will determine in its sole discretion whether to make adjustments with respect to certain corporate or other events as described under “Specific Terms of Your Notes — Anti-dilution Adjustments — Reorganization Events” and “Specific Terms of Your Notes — Merger Event Adjustments” below. Those events or other actions by the index stock issuer or a third party may nevertheless adversely affect the market price of the index stock and, therefore, adversely affect the value of your notes.

Your Notes May Be Subject to Merger Event Adjustments

If one or more merger events as described under “Specific Terms of Your Notes — Merger Event Adjustments — Merger Events” occur and the net merger event adjustment amount calculated as described under “— How Adjustments Will Be Made” below is a positive amount the calculation agent will subtract such merger event adjustment amount from the cash settlement amount, subject to the minimum cash settlement amount of $0. If a merger event occurs with respect to your notes and the merger event adjustment amount calculated as described below is a positive amount (which will be subtracted from your cash settlement amount), the final index stock price must be significantly higher than the initial index stock price in order for you to receive at least the face amount of your notes at maturity.

Additionally, the cash settlement amount of your notes could be subject to multiple merger event adjustment amounts, and such adjustments would affect the cash settlement amount of your notes on a cumulative basis.

The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or a Non-Trading Day Occurs or Is Continuing

If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing with respect to such index stock or that day is not a trading day, the determination date will be postponed until the first following trading day on which no market disruption event occurs or is continuing, subject to limitations on postponement described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” below. If the determination date is postponed to the last possible day and a market disruption event occurs or is continuing on such last possible day or such day is not a trading day, such date will nevertheless be the determination date.

As a result of the foregoing, the stated maturity date for your notes may also be postponed as described under “— Payment of Principal on Stated Maturity Date — Stated Maturity Date” below. In such a case, you may not receive the cash or shares of the index stock that we are obligated to deliver on the stated maturity date, if any, until several days after the originally scheduled stated maturity date. Moreover, if the final index stock price is not available on the determination date because of a market disruption event, a non-trading day or for any other reason (other than any dilution event), the calculation agent will determine the final index stock price as described under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.

No Statutory, Judicial or Administrative Authority Directly Discusses the Tax Treatment of Your Notes, and Therefore the Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. We intend to treat your notes as a short-term debt instrument that provides for a contingent payment upon maturity. We discuss these matters under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974,

as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Potential for the Value of Your Notes to Increase May Be Less Than Direct Investment

in the Index Stock

Because of the formula we will use to determine the cash settlement amount, the amount you receive on the stated maturity date or the value of the shares on the determination date that we deliver, may result in a lower return on your notes than you would have received had you invested in the index stock directly.

Your Notes May Bear Interest at a Low Rate

Your notes may bear interest at a rate that is below the prevailing market rate for our debt securities that are not indexed to stock. Consequently, unless the value of the amount in cash payable or the shares of the index stock (and the amount of other property, if any) deliverable, as applicable, on your notes on the stated maturity date sufficiently exceeds the amount you paid for the notes, the overall return you earn on your notes could be less than you would have earned by investing in non-indexed debt securities that bear interest at the prevailing market rate.

The Market Value of the Shares that We May Deliver to You on the Stated Maturity Date Can, and Often Will, Fluctuate from the Market Value of Any Such Shares on the Determination Date, and Any Such Fluctuation Will Affect the Return on Your Notes

The market value of any shares that we may deliver to you on the stated maturity date can, and often will, fluctuate from the market value of such shares on the determination date. The longer the period of time between those two dates, the more the stock we deliver to you on the stated maturity date may be subject to price fluctuation. Any such fluctuation between the determination date and the stated maturity date will not change the number of shares that you may receive, if any, but will affect the return on your notes.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, in each case relating to the Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus and accompanying prospectus supplement. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the first three pages of this prospectus supplement, the following terms will apply to your notes:

Specified Currency: Unless we elect to deliver shares of the index stock at maturity, all payments of principal and interest will be made in U.S. dollars (“$” or “USD”).

Form of Note: the offered notes will be issued only in global form through the Depositary Trust Company (“DTC”).

Denominations: each note registered in the name of a holder must have a face amount of $23.02 or any integral multiple in excess thereof.

Defeasance: neither full defeasance nor covenant defeasance will apply to your notes.

Other Terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below;

•	anti-dilution provisions will apply to your notes as described under “— Anti-dilution Adjustments” below;

•	merger event adjustments will apply to your notes as described under “— Merger Event Adjustments” below; and

•	a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below.

Please note that the information about the settlement date or trade date, issue price, underwriting discount or commission and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuances and sale of the notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market making transaction after either of the initial issuances and sales of the offered notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Index Stock and Index Stock Issuer

In this prospectus supplement, when we refer to the index stock, we mean the common stock of Weatherford International Ltd., and when we refer to the index stock issuer, we mean Weatherford International Ltd., except as described under “— Anti-dilution Adjustments — Reorganization Events”, “— Merger Event Adjustments” and “— Anti-dilution Adjustments — Distribution Property” below.

Payment of Principal on Stated Maturity Date

On the stated maturity date, we will exchange each of your notes for an amount in cash equal to the cash settlement amount, calculated as described below based on the final index stock price, subject to anti-dilution adjustments and, if applicable, merger event adjustments. Alternatively, at our sole option, we may instead deliver a number of shares of the index stock (and each type of distribution property, if any, as described under “— Anti-dilution Adjustments — Adjustments for Reorganization Events” below). If we choose to deliver shares of the index stock, we will notify the holder of our election at least one business day before the determination date; if we choose to deliver shares of the index stock, we will deliver shares of the index stock (and any distribution property, if applicable), except in the limited circumstances described under “— Antidilution Adjustments”, “— Merger Event Adjustments” and “— Consequences of a Market Disruption Event or a Non-Trading Day” below.

In the event we elect to deliver shares of the index stock, and if no property other than the index stock is to be delivered, the number of shares of the index stock that we will deliver in exchange for each of your notes, if any, will equal the quotient of the cash settlement amount divided by the closing price of one share of the index stock on the determination date.

On the other hand, if we elect to deliver shares of the index stock, and if your notes would be exchangeable in whole or in part for property other than the index stock because of a reorganization event, the calculation agent will determine the amount of each type of distribution property (which may include shares of the index stock) that we will deliver for each of your notes in the manner described under “— Anti-Dilution Adjustments — Adjustments for Reorganization Events” below.

In addition, if we choose at our sole option to deliver shares of the index stock and such delivery would otherwise involve a fractional share of the index stock, we will pay cash instead of the fractional share, in an amount equal to that fraction multiplied by the closing price of the index stock on the determination date.

The cash we must pay in exchange for your notes on the stated maturity date, if any, represents the principal amount of your notes, unless we elect to deliver shares of the index stock. In that case, the shares of the index stock, together with any cash payable for a fractional share and each type of distribution property, if any, after giving effect to any anti-dilution adjustments, which we must deliver on the stated maturity date in exchange for your notes, if any, represent the principal amount of your notes.

The cash or market value of the shares or other property you receive in exchange for your notes on the stated maturity date may be less than 100% of the face amount of your notes. We describe this risk under “Additional Risk Factors Specific to Your Notes — The Principal of Your Notes Is Not Protected” above.

Cash Settlement Amount

The cash settlement amount for each $23.02 face amount of your notes will equal an amount in cash calculated as follows:

•

if the final index stock price is greater than or equal to the upper strike price, an amount in cash equal to the sum of (i) the product of the (x) upside exchange ratio times (y) the result of the final index stock price minus the upper strike price plus (ii) the $23.02 face amount;

•	if the final index stock price is greater than or equal to the lower strike price and less than the upper strike price, the $23.02 face amount;

•

if the final index stock price is greater than the protection strike price and less than the lower strike price, an amount in cash equal to the product of the (x) downside exchange ratio times the (y) quotient of the final index stock price divided by the initial index stock price times (z) the $23.02 face amount; or

•

if the final index stock price is less than or equal to the protection strike price, an amount in cash equal to the product of the (x) downside exchange ratio times the (y) quotient of the protection strike price divided by the initial index stock price times (z) the $23.02 face amount.

The face amount of each note equals the initial index stock price of $23.02. The protection strike price is $19.567, which is 85% of the initial index stock price. The lower strike price is $24.137, which is approximately 104.85% of the initial index stock price. The upper strike price is $24.747, which is approximately 107.5% of the initial index stock price. The downside exchange ratio is 0.9537, i.e., for each 1% decline in the index stock price below the lower strike price until and including the protection strike price, you will lose 0.9537% of the value of your note, and the upside exchange ratio is 0.65, i.e., your participation in each 1% increase in the index stock price above the upper strike price will be limited to a 0.65% increase in the value of your note.

The final index stock price will be the closing price of one share of the index stock on the determination date. The final index stock price may be adjusted, with respect to both the amount and type of consideration, as a result of dilution events, as we describe under “— Anti-dilution Adjustments” below. In addition, if a market disruption event or non-trading day occurs or is continuing on the last possible determination date, as described under “— Determination Date” below, the calculation agent will determine the final index stock price with respect to the index stock on the determination date in its sole discretion.

The cash we must pay in exchange for your notes on the stated maturity date represents the principal amount of your notes, unless we elect to deliver shares of the stock. In that event, the shares of the stock, together with any cash payable for a fractional share and after giving effect to any anti-dilution adjustments that we must deliver on the stated maturity date in exchange for your note represent the principal amount of your note.

Stated Maturity Date

The stated maturity date is August 1, 2011 unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the determination date is postponed as described under “— Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the postponed determination date.

Determination Date

The determination date is July 27, 2011 unless the calculation agent determines that a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. If the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or that day is not a trading day, that day will nevertheless be the determination date.

Consequences of a Market Disruption Event or a Non-Trading Day

If a market disruption event occurs or is continuing on a day that would otherwise be the determination date or such day is not a trading day, then the determination date will be postponed as described under “— Determination Date” above.

If the calculation agent determines that the closing price of the index stock that must be used to determine the payment amount is not available on the determination date because of a market disruption event, a non-trading day or for any other reason, the calculation agent will nevertheless determine the final index stock price based on its assessment, made in its sole discretion, of the price of the index stock on that day.

In addition, if a market disruption event occurs or is continuing on the determination date or on any later day through and including the stated maturity date, or if for any other reason we are unable to deliver shares of the index stock, we may choose to pay cash instead of delivering shares of the index stock on the stated maturity date, even if we have notified the holder of our election to deliver shares of the index stock as described under “— Payment of Principal on Stated Maturity Date” above.

Interest Payments

Interest will accrue on the outstanding face amount of your notes and will be calculated and paid as described in the accompanying prospectus and accompanying prospectus supplement with regard to fixed rate notes, except that the interest payment and regular record dates will be those specified in this prospectus supplement.

Interest on the original notes will accrue from February 1, 2011 and interest will be paid on the offered notes on the 1st of each month (commencing on March 1, 2011) to and including the stated maturity date (August 1, 2011, subject to adjustment as described under “— Consequences of a Market Disruption Event or a Non-Trading Day” above).

If the stated maturity date does not occur on August 1, 2011, however, the interest payment date scheduled for August 1, 2011 will instead occur on the stated maturity date. Even if the interest payment rate is postponed to a date later than August 1, 2011, however, interest on your notes will accrue only up to and including August 1, 2011.

Anti-dilution Adjustments

The calculation agent will adjust the final index stock price as described below, but only if an event described under one of the seven subsections beginning with “— Stock Splits” below occurs with regard to that index stock and only if the relevant event occurs during the period described under the applicable subsection.

The adjustments described below do not cover all events that could affect the final index stock price, such as an issuer tender or exchange offer for the index stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of the index stock. We describe the risks relating to dilution under “Additional Risk Factors Specific to Your Notes — You Will Have Limited Anti-dilution Protection” above.

How Adjustments Will Be Made

In this prospectus supplement, we refer to anti-dilution adjustment of the final index stock price. If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment by taking the following steps:

•	Step One. The calculation agent will adjust the reference amount. This term refers to the amount of the index stock or other property for which the final index stock price is to be determined on the determination date. For example, if no adjustment is required, the reference amount will be one share of the index stock. In that case, the final index stock price will be the closing price of one share of the index stock on the determination date. We describe how the closing price will be determined under “— Special Calculation Provisions” below.

If an adjustment is required because one of the dilution events described in the first six subsections below — these involve stock splits, reverse stock splits, stock dividends, regular cash dividends, other dividends and distributions and issuances of transferable rights and warrants — occurs, then the adjusted reference amount may be, for example, two shares of the index stock or one half share of the index stock, depending on the event. In that example, the final index stock price would be the closing price, on the determination date, of two shares of the index stock or a half share of the index stock, as applicable.

If an adjustment is required because one of the reorganization events described under “— Reorganization Events” below — these involve events in which cash, securities or other property is distributed in respect of the index stock — occurs, then the reference amount will be adjusted to be as follows, assuming there has been no prior anti-dilution adjustment: the amount of each type of property distributed in the reorganization event in respect of one share of the index stock, plus one share of the index stock if the index stock remains outstanding. In that event, the final index stock price will be the value, on the determination date, of the adjusted reference amount.

The manner in which the calculation agent adjusts the reference amount in step one will depend on the type of dilution event requiring adjustment. These events and the nature of the required adjustments are described in the seven subsections that follow.

•

Step Two. Having adjusted the reference amount in step one, the calculation agent will determine the final index stock price, which will be the closing price of one share of the index stock multiplied by the adjusted reference amount on the determination date.

•	However, if the reference amount was adjusted due to the occurrence of a reorganization event such that the reference amount is now made up of distribution property, the final index stock price will be the total value of such distribution property (as further adjusted due to any subsequent dilution events) on the determination date as determined by the calculation agent in the manner described under “— Adjustments for Reorganization Events” below.

•	Step Three. Having determined the final index stock price in step two, the calculation agent will use this price to calculate the cash settlement amount.

•

Step Four. If we elect to deliver shares of the index stock to the holder on the stated maturity date, the calculation agent will determine the amount and type of each property we will deliver, if any, in lieu of cash in the following manner.

If the adjusted reference amount at the close of trading hours for the index stock on the determination date consists entirely of shares of the index stock, we will deliver, for each note, a number of shares equal to the cash settlement amount divided by the closing price of one share of the index stock on the determination date, rather than by the final index stock price.

On the other hand, if the adjusted reference amount at the close of trading hours for the index stock on the determination date includes any property other than shares of the index stock, then the calculation agent will determine the amount of each type of distribution property that we will deliver for your notes in the manner described under “— Adjustments for Reorganization Events” below.

If more than one event requiring adjustment of the final index stock price occurs, the calculation agent will first adjust the reference amount as described in step one above for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the reference amount for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each subsequent event. Having adjusted the reference amount for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the final index stock price using the reference amount as sequentially and cumulatively adjusted for all the relevant events. The calculation agent will make all required determinations and adjustments no later than the determination date.

The calculation agent will adjust the reference amount for each reorganization event described under “— Reorganization Events” below. For any other dilution event described below, however, the calculation agent will not be required to adjust the reference amount unless the adjustment of the reference amount would result in a change of at least 0.1% in the final index stock price that would apply without the adjustment. The final index stock price resulting from any adjustment of the reference amount will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward — e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and The Goldman Sachs Group, Inc., relative to your notes, that results solely from that event. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result. The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder.

In this prospectus supplement, when we say that the calculation agent will adjust the reference amount for one or more dilution events, we mean that the calculation agent will take all the applicable steps described above with respect to those events.

The following seven subsections describe the dilution events for which the reference amount is to be adjusted. Each subsection describes the manner in which the calculation agent will adjust the reference amount — the first step in the adjustment process described above — for the relevant event.

Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.

If the index stock is subject to a stock split, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount — i.e., the reference amount before that adjustment — plus the product of (1) the number of additional shares issued in the stock split with respect to one share of the index stock times (2) the prior reference amount. The reference amount — and thus the final index stock price — will not be adjusted, however, unless the first day on which the index stock trades without the right to receive the stock split occurs after the trade date and on or before the determination date.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If the index stock is subject to a reverse stock split, then once the reverse stock split becomes effective, the calculation agent will adjust the reference amount to equal the product of the prior reference amount times the quotient of (1) the number of shares of the index stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the index stock outstanding immediately before the reverse stock split becomes effective. The reference amount — and thus the final index stock price — will not be adjusted, however, unless the reverse stock split becomes effective after the trade and on or before the determination date.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding shares of its stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

If the index stock is subject to a stock dividend, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount plus the product of (1) the number of additional shares issued in the stock dividend with respect to one share of the index stock times (2) the prior reference amount. The reference amount — and thus the final index stock price — will not be adjusted, however, unless the ex-dividend date occurs after the trade date and on or before the determination date.

The ex-dividend date for any dividend or other distribution is the first day on which the index stock trades without the right to receive that dividend or other distribution.

Regular Cash Dividends

We will adjust the reference amount for increased regular cash dividends after the date of this prospectus supplement, as described below. The regular cash dividend period for your notes refers to the frequency of anti-dilution adjustments on account of regular cash dividends during the term of your notes. The regular cash dividend period for your notes is a calendar quarter. A regular dividend that is paid in cash with respect to the index stock in a particular regular cash dividend period (according to such index stock issuer’s fiscal year) will be deemed to be an increased regular dividend if its per share value exceeds the dividend base amount for such index stock, which is $0.00. A regular cash dividend will be deemed to be made on the ex-dividend date for such dividend.

A dividend with respect to the index stock will be deemed to be a regular cash dividend if it is any cash dividend paid on the stock during a regular cash dividend period that is neither an extraordinary dividend as defined under “— Other Dividends and Distributions” below nor the result of any other event described in this subsection entitled “— Anti-dilution Adjustments”. A distribution on the index stock that is both an extraordinary dividend as defined below and also an increased regular dividend will result in an adjustment to the reference amount only as described under “— Other Dividends and Distributions” below.

The calculation agent will adjust the reference amount for your notes upward in the event of an increased regular dividend. The reference amount will not be adjusted on account of any regular dividend, however, unless the relevant ex-dividend date occurs after the trade date and on or before the determination date.

If an increased regular dividend occurs in respect of a regular cash dividend period, the calculation agent will adjust the reference amount to equal the product of (1) the prior reference amount (as adjusted as a result of any previous increased regular dividends or any other events described in this subsection entitled “— Anti-dilution Adjustments”) times (2) a fraction, the numerator of which is the closing price of the index stock on the trading day immediately before the ex-dividend date and the denominator of which is the difference of that closing price minus the increased dividend amount (as defined below). The reference amount — and thus the final index stock price — will not be adjusted, however, unless the ex-dividend date occurs after the trade date and on or before the determination date.

The increased dividend amount for any regular cash dividend period equals the per share amount of the regular dividend minus the applicable dividend base amount for that regular cash dividend period.

The calculation agent will adjust the dividend base amount to reflect other adjustments to the reference amount as a result of any other event described in this subsection entitled “— Anti-dilution Adjustments”. For example, if the index stock is subject to a 1-for-2 reverse stock split, then the calculation agent will double the dividend base amount, and if the index stock is subject to a 2-for-1 stock split, then the calculation agent will reduce the dividend base amount by half. In addition, the calculation agent may adjust the dividend base amount and/or the regular cash dividend period for your notes in connection with increased regular dividends as it deems necessary to obtain an equitable result in case the index stock issuer changes the frequency of dividend payments. For example, if the regular cash dividend period for your notes was a quarter but the index stock issuer declares regular dividends on a semi-annual basis in the future, the calculation agent will (1) adjust the regular cash dividend period to half a year for any period in which the dividend frequency is so changed, and (2) use the sum of the two dividend base amounts relating to that semi-annual period as the new dividend base amount, subject to any further adjustments by the calculation agent.

A distribution on the index stock that is both an extraordinary dividend as defined below and also an increased regular dividend will result in an adjustment to the reference amount only as described under “— Other Dividends and Distributions” below.

The calculation agent will make all determinations with respect to adjustments, including whether an increased regular dividend has been paid in respect of any regular cash dividend period and, if so, the nature and amount of any reference amount adjustment that may be made in respect of that dividend, and will do so in its sole discretion.

Other Dividends and Distributions

The reference amount will not be adjusted to reflect dividends or other distributions paid with respect to the index stock, other than:

•	stock dividends described above,

•	regular cash dividends described above,

•	issuances of transferable rights and warrants as described under “— Transferable Rights and Warrants” below,

•	distributions that are spin-off events described under “— Reorganization Events” below, and, extraordinary dividends described below.

A dividend or other distribution with respect to the index stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the index stock by an amount equal to at least 10% of the closing price of the index stock on the first trading day before the ex-dividend date.

If an extraordinary dividend occurs with respect to the index stock, the calculation agent will adjust the reference amount to equal the product of (1) the prior reference amount times (2) a fraction, the numerator of which is the closing price of the index stock on the trading day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount. The reference amount — and thus the final index stock price — will not be adjusted, however, unless the ex-dividend date occurs after the trade date and on or before the determination date.

The extraordinary dividend amount with respect to an extraordinary dividend for the index stock equals:

•

for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the index stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the index stock, or

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on the index stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the final index stock price only as described under “— Stock Dividends” above, “— Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the index stock issuer issues transferable rights or warrants to all holders of the index stock to subscribe for or purchase the index stock at an exercise price per share that is less than the closing price of the index stock on the trading day immediately preceding the ex-dividend date for the issuance, then the reference amount will be adjusted by multiplying the prior reference amount by the following fraction:

•

the numerator will be the number of shares of the index stock outstanding at the close of business on the day immediately preceding that ex-dividend date plus the number of additional shares of the index stock offered for subscription or purchase under those transferable rights or warrants, and

•

the denominator will be the number of shares of the index stock outstanding at the close of business on the day immediately preceding that ex-dividend date plus the number of additional shares of the index stock that the aggregate offering price of the total number of shares of the index stock so offered for subscription or purchase would purchase at the closing price of the index stock on the trading day immediately before that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the trading day immediately before that ex-dividend date.

The reference amount — and thus the final index stock price — will not be adjusted, however, unless the ex-dividend date described above occurs after the trade date and on or before the determination date.

Reorganization Events

Each of the following is a reorganization event:

•	the index stock is reclassified or changed,

•

the index stock issuer has been subject to a merger, consolidation, amalgamation, binding share exchange or other business combination and either is not the surviving entity or is the surviving entity but all of the outstanding shares of the index stock are reclassified or changed,

•

the index stock has been subject to a takeover offer, tender offer, exchange offer, solicitation proposal or other event by another entity or person to purchase or otherwise obtain all of the outstanding shares of the index stock such that all of the outstanding shares of the index stock (other than shares of the index stock owned or controlled by such other entity or person) are transferred, or irrevocably committed to be transferred, to another entity or person,

•

the index stock issuer or any subsidiary of the index stock issuer has been subject to a merger, consolidation, amalgamation or binding share exchange in which the index stock issuer is the surviving entity and all the outstanding index stock (other than shares of the index stock owned or controlled by such other entity or person) immediately prior to such event collectively represent less than 50% of the outstanding shares of the index stock immediately following such event,

•	the index stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

•

the index stock issuer effects a spin-off — that is, issues to all holders of the index stock equity securities of another issuer, other than as part of an event described in the five bullet points above,

•	the index stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

•

any other corporate or similar events that affect or could potentially affect market prices of, or shareholders’ rights in, the index stock or distribution property, which will be substantiated by an official characterization by either the Options Clearing Corporation with respect to options contracts on the index stock or by the primary securities exchange on which the index stock or listed options on the index stock are traded, and will ultimately be determined by the calculation agent in its sole discretion.

Adjustments for Reorganization Events

If a reorganization event occurs, then the calculation agent will adjust the reference amount so that it consists of the amount of each type of distribution property distributed in respect of one share of the index stock — or in respect of whatever the prior reference amount may be — in the reorganization event as of the determination date. We define the term “distribution property” below. For purposes of the four step adjustment process described under “— How Adjustments Will Be Made” above, the distribution property so distributed will be deemed to be the reference amount adjusted as described in step one, the value of the adjusted reference amount on the determination date will be deemed to be the final index stock price described in step two and the calculation agent will determine the cash settlement amount based on the final index stock price as described in step three. If a reorganization event occurs and we elect to deliver shares of the stock, for purposes of step four, the calculation agent will then determine, in its sole discretion, the amount of each type of distribution property to be delivered on the stated maturity date by first (i) dividing the cash settlement amount by the total value of the adjusted reference amount at the close of trading hours for the stock on the determination date, and then (ii) multiplying the number calculated from (i) above by the amount of each type of distribution property included in the adjusted reference amount on the determination date. We may elect, at our discretion, to substitute any one or more types of distribution property with a cash payment of equivalent value. As described under “— How Adjustments Will Be Made” above, the calculation agent may, in its sole discretion, modify the adjustments described in this paragraph as necessary to ensure an equitable result.

The calculation agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a listed security, the calculation agent will use the closing price for the security on the determination date. The calculation agent may value, on the determination date, other types of property in any manner it determines, in its sole discretion, to be appropriate.

If a holder of the index stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

We may elect, at our discretion, to substitute any one or more types of distribution property with a cash payment of equivalent value. As described under “— How Adjustments Will Be Made” above, the calculation agent may, in its sole discretion, modify the adjustments described in this paragraph as necessary to ensure an equitable result.

If a reorganization event occurs and the calculation agent adjusts the reference amount to consist of the distribution property distributed in the reorganization event, as described above, the calculation agent will make any further anti-dilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount. The calculation agent will do so to the same extent that it would make adjustments if the index stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

For example, if the index stock issuer merges into another company and each share of the index stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the reference amount will be adjusted to consist of two common shares of the surviving company and the specified amount of cash for each share of the index stock (adjusted proportionately for any partial share) comprising the reference amount before the adjustment. The calculation agent will adjust the common share component of the adjusted reference amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this subsection entitled “— Anti-dilution Adjustments” as if the common shares of the surviving company were the index stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount. Consequently, each component included in the reference amount will be adjusted on a sequential and cumulative basis for all relevant events requiring adjustment up to the relevant date.

The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the trade date and on or before the determination date.

Distribution Property. When we refer to distribution property, we mean the cash, securities and other property or assets distributed in a reorganization event in respect of one outstanding share of the index stock — or in respect of whatever the applicable reference amount may then be if any anti-dilution adjustment has been made in respect of a prior event. In the case of a spin-off or any other reorganization event after which the index stock remains outstanding, the distribution property also includes one share of the index stock — or other applicable reference amount — in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the index stock as described above. Consequently, when we refer to the index stock, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount. Similarly, when we refer to the index stock issuer, we mean any successor entity in a reorganization event.

Merger Event Adjustments

The calculation agent will adjust the cash settlement amount as described below, but only if a merger event occurs as described under the subsection entitled “— Merger Events” below during the period described in that subsection.

If the adjustments described below are applicable, the cash settlement amount for your notes may be reduced significantly and may even be zero. We describe the risks relating to merger event adjustments under “Additional Risk Factors Specific to Your Notes — Your Notes May Be Subject to Merger Event Adjustments” above.

How Adjustments Will Be Made

In this prospectus supplement, we refer to merger event adjustment of the cash settlement amount. If a merger event occurs and the merger event adjustment amount is a positive amount, the calculation agent will subtract the merger event adjustment amount calculated as described below from the cash settlement amount, subject to the minimum cash settlement amount of $0. In contrast, if a merger event occurs and the merger event adjustment amount is a negative amount, the calculation agent will add the absolute value of the merger event adjustment amount calculated as described below to the cash settlement amount. If the merger event adjustment amount equals zero, no adjustment with respect to the relevant merger event will be made. The result of such subtraction or addition, as the case may be, will be the cash settlement amount for your notes.

If more than one merger event occurs, the calculation agent will calculate the merger event adjustment amount as described in this section for each merger event, sequentially, in the order in which the merger events occur, and on a cumulative basis. The calculation agent will make all required determinations and adjustments no later than the determination date.

If a merger event occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and The Goldman Sachs Group, Inc., relative to your notes, that results solely from that merger event. The calculation agent may, in its sole discretion, modify the adjustments for merger events as necessary to ensure an equitable result. The calculation agent will make all determinations with respect to adjustments for merger events, including any determination as to whether a merger event has occurred, as to the factors on which the merger event adjustment amount is based or as to how the merger event adjustment is calculated, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder.

In this prospectus supplement, when we say that the calculation agent will adjust the cash settlement amount for one or more merger events, we mean that the calculation agent will make all the applicable calculations and adjustments described above with respect to those merger events.

The following subsections describe the manner in which the calculation agent will calculate the merger event adjustment amount and adjust the cash settlement amount for the relevant merger event.

Merger Events

Each of the following is a merger event:

•	the index stock is reclassified or changed such that all of the outstanding shares of the index stock are transferred, or irrevocably committed to be transferred, to another entity or person,

•

the index stock issuer has been subject to a merger, consolidation, amalgamation, binding share exchange or other business combination and either is not the surviving entity or is the surviving entity but all of the outstanding shares of the index stock are reclassified or changed,

•

the index stock has been subject to a takeover offer, tender offer, exchange offer, solicitation proposal or other event by another entity or person to purchase or otherwise obtain all of the outstanding shares of the index stock such that all of the outstanding shares of the index stock (other than shares of the index stock owned or controlled by such other entity or person) are transferred, or irrevocably committed to be transferred, to another entity or person, or

•

the index stock issuer or any subsidiary of the index stock issuer has been subject to a merger, consolidation, amalgamation or binding share exchange in which the index stock issuer is the surviving entity and all the outstanding index stock (other than shares of the index stock owned or controlled by such other entity or person) immediately prior to such event collectively represent less than 50% of the outstanding shares of the index stock immediately following such event, but only if the effective date (or the date on which the requisite number of voting shares are actually purchased or otherwise obtained with respect to a merger event) falls from and including the trade date to and including the determination date and only if the date of the first public announcement of a firm intention to engage in such transaction, or to purchase or otherwise obtain the requisite number of the index stock (whether or not subsequently amended) that lead to such event, falls from and including the trade date to and including the determination date (we refer to such date as the “announcement date” in this prospectus supplement).

Merger Event Adjustment Amount

The merger event adjustment amount for any merger event will equal the result of the “pre-event value” minus the “post-event value”, both described in more detail below. The “pre-event value” will be determined by the calculation agent in its sole discretion based on the following five factors:

•

Volatility. A volatility equal to the average of implied volatility on each of the 15 trading days ending on but excluding the announcement date. Implied volatility means, for any given trading day, the mid-market implied volatility of the index stock, as determined by the calculation agent by interpolating or extrapolating from the most comparable listed put or call option, as applicable, on the index stock as determined by the calculation agent taking into account the nearest strike price, maturity and “in-the-money” or “out-of-the-money” amount, as the case may be, and such other factors the calculation agent deems appropriate. If such a listed option does not exist or the calculation agent determines that the market for such listed option is not sufficiently liquid for the purpose of the relevant calculation, the implied volatility will be determined by the calculation agent in its sole discretion;

•

Expected dividends. Expected dividends for the period from the announcement date to the determination date, based on (i) amounts to have been paid in respect of gross ordinary cash dividends on the index stock in the one-year period ending on the announcement date or, (ii) in the event that the index stock issuer published a change to its dividend policies on the index stock (as determined by the calculation agent) prior to the announcement date, the expected dividends determined in accordance with such published change, in each case excluding extraordinary dividends;

•

Value of the index stock. A value ascribed to the index stock as determined by the calculation agent equal to the closing price of one share of the index stock on the announcement date, subject to anti-dilution adjustments described under “General Terms of Your Notes — Anti-dilution Adjustments” above;

•

Combined interest and stock loan rate. A combined interest rate and stock loan rate for USD LIBOR BBA for the period from and including the announcement date to but excluding the determination date; and

•	Remaining term. The period from the announcement date to the determination date.

In addition, the “post-event value” will be determined by the calculation agent in its sole discretion based on the five factors listed above, except that the calculation agent will use a volatility equal to the average of implied volatility on each of the 15 trading days commencing on and including the announcement date.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment or Delivery

Any payment or delivery on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We may pay interest due on any interest payment date by check mailed to the person who is the holder on the regular record date. We also may make any payment or delivery in accordance with the applicable procedures of the depositary. We may make any delivery of index stock or of distribution property ourselves or cause our agent to do so on our behalf. If delivery of shares of the index stock would otherwise involve a fractional share, we will pay cash instead of the fractional share, in an amount equal to that fraction multiplied by the closing price of one share of the index stock on the determination date.

Business Day Convention

The “following unadjusted business day” convention applies to this note. As described in the accompanying prospectus supplement, when a following business day convention is applied, any payment (or share delivery) on your note that would otherwise be due on a day that is not a business day may instead be paid (or delivered) on the next day that is a business day, with the same effect as if paid (or delivered) on the original due date. For your note, the term business day is defined under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent will make all determinations regarding the final index stock price, anti-dilution adjustments, merger event adjustments, market disruption events, the default amount, business days, trading days, the determination date, the stated maturity date, the cash settlement amount, the default amount and the amount payable or the number of shares of the index stock (and other property, if any) deliverable, as applicable on your notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that the firm named as the calculation agent in this prospectus supplement is the firm serving in that role as of the original issue date of your notes. We may change the calculation agent after the original issue date without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — Business Days” on page 28 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which the principal securities market for the index stock is open for trading.

Closing Price

The closing price for any security on any day will equal the official closing sale price or last reported official sale price, regular way, for the security, on a per-share or other unit basis:

•	on the principal national securities exchange on which that security is listed for trading on that day, or

•	if that security is not listed on any national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of that security.

If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

Default Amount

The default amount for your notes on any day will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes.

That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due day as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two-business-day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event:

•

a suspension, absence or material limitation of trading in the index stock on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•

a suspension, absence or material limitation of trading in option or futures contracts relating to the index stock, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	the index stock does not trade on what was the primary market for the index stock, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to the index stock.

For this purpose, an “absence of trading” in the primary securities market on which an index stock is traded, or on which option or futures contracts relating to the index stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts relating to the index stock, if available, in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market, or

•	an imbalance of orders relating to that stock or those contracts, or

•	a disparity in bid and ask quotes relating to that stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

In this subsection about market disruption events, references to the index stock include securities that are part of any adjusted reference amount, as determined by the calculation agent in its sole discretion.

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical final index stock prices on the determination date could have on the cash settlement amount (assuming we opt to settle in cash rather than shares of the stock) and return at maturity on your investment in the notes, in each case, assuming all other variables remain constant.

The hypothetical cash settlement amounts and returns in the table and chart below are entirely hypothetical; no one can predict what the index stock price will be on any day throughout the life of your notes, and no one can predict what the closing price of the index stock will be on the determination date. They are based on market prices for the index stock that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The price of the index stock has been highly volatile — meaning that the prices have changed substantially in relatively short periods — in the past and its performance cannot be predicted for any future period.

The information in the table below reflects hypothetical rates of return on a note assuming that it is purchased on the original issue date and held to the stated maturity date, and no anti-dilution adjustments or market disruption events occur. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend on the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates and volatility of the index stock. In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) is, and the price you may receive for your notes may be, significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-4. The information in the table also reflects the key terms and assumptions in the box below.

For these reasons, the actual performance of the index stock over the life of the offered notes, as well as the amount of cash payable at maturity, may bear little relation to the hypothetical final index stock price shown below or to the historical prices of the index stock shown elsewhere in this prospectus supplement. For more information about the closing level of the index stock during recent periods, see “Index Stock Issuer – Historical High, Low and Closing Levels of the Index Stock” on page S-26.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the index stock. Among other things, the return on the notes will not reflect any dividends that may be paid on the index stock.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index stocks.

In the table below, the levels in the left column represent hypothetical final index stock prices expressed as percentages of the initial index stock price. The amounts in the right column represent the hypothetical cash settlement amounts based on the corresponding hypothetical final index stock prices (expressed as a percentage of the initial index level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-hundredth of a percent).

The hypothetical cash settlement amounts on your notes on the stated maturity date may bear little or no relationship to the actual market value of your notes on that date or at any other time, including any time you might wish to sell your notes prior to the stated maturity date. Moreover, whatever the financial return on your notes might be, it may bear little relation to — and may be much less than — the financial return that you might achieve were you to invest in the index stock directly.

Hypothetical Final Index Stock Price (as Percentage of Initial Index Stock Price)	Hypothetical Cash Settlement Amount as Percentage of Face Amount
150.00%	127.63%
120.00%	108.13%
107.50%	100.00%
106.00%	100.00%
104.85%	100.00%
103.00%	98.24%
100.00%	95.37%
90.00%	85.84%
85.00%	81.07%
50.00%	81.07%
25.00%	81.07%
0.00%	81.07%

As illustrated in the table above, if the final index stock price is less than 104.85% of the initial index stock price, you may lose a substantial portion of the principal of your notes.

The following chart reflects a graphical illustration of the hypothetical cash settlement amounts (expressed as percentages of the face amount) that we would deliver to the holder of your notes on the stated maturity date, if the final index stock price (expressed as percentages of the initial index stock price) were any of the hypothetical percentages shown on the horizontal axis. The chart illustrates that any hypothetical final index stock price of less than 104.85% of the initial index stock price (the section left of the 104.85% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100% of the face amount (the section below the 100% marker on the vertical axis) and, accordingly, in a loss of the principal.

We cannot predict the actual final index stock price or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the index stock price and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive at maturity and the rate of return on the offered notes will depend on the actual final index stock price determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the table and chart above.

USE OF PROCEEDS AND HEDGING

We expect to use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of futures and other instruments linked to the index stock on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions, and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to the same index stock. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire or dispose of the index stock or other securities of the index stock issuer,

•

may take short positions in the index stock or other securities of the index stock issuer — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to the purchaser,

•	may take or dispose of positions in listed or over-the-counter options, futures or other instruments based on the index stock, and/or

•	may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the NASDAQ Stock Market LLC, the New York Stock Exchange or other components of the U.S. equity market.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the same index stock. We expect these steps, which could occur on or before the determination date for your notes, to involve sales of the index stock and may involve sales and/or purchases of listed or over-the-counter options, futures or other instruments based on the index stock, or listed or over-the-counter options, futures or other instruments based on indices designed to track the performance of the NASDAQ Stock Market LLC, the New York Stock Exchange or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes — Trading and Other Transactions by Goldman Sachs in the Index Stock May Impair the Market Value of Your Notes” and “— Our Business Activities May Create Conflicts of Interest between Your Interests in the Notes And Us” above for a discussion of these adverse effects.

INDEX STOCK ISSUER

The index stock issuer is Weatherford International Ltd. According to publicly available information, Weatherford International Ltd. is a provider of equipment and services used for the drilling, completion and production of oil and natural gas wells.

Where Information About the Index Stock Issuer Can Be Obtained

The index stock is registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed with the SEC can be inspected and copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information filed by the index stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing its SEC file number 001-13086.

Information about the index stock issuer may also be obtained from other sources such as press releases, newspaper articles and other publicly available documents.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the index stock issuer with the SEC.

We Obtained the Information About the Index Stock Issuer from the Index Stock Issuer’s Public Filings

This prospectus supplement relates only to your notes and will not relate to the index stock or other securities of the index stock issuer. We have derived all information about the index stock issuer in this prospectus supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the index stock issuer in connection with the offering of your notes. We do not make any representation that any publicly available information about the index stock issuer is accurate or complete. Furthermore, we do not know whether all events occurring before the date of this prospectus supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above, the trading price of the index stock and, therefore, the cash settlement amount — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the index stock issuer could affect the value you will receive at maturity and, therefore, the market value of your notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the index stock.

We or any of our affiliates may currently or from time to time engage in business with the index stock issuer, including making loans to or equity investments in the index stock issuer or providing advisory services to the index stock issuer, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the index stock issuer and, in addition, one or more of our affiliates may publish research reports about the index stock issuer. As an investor in your notes, you should undertake such independent investigation of the index stock issuer as in your judgment is appropriate to make an informed decision with respect to an investment in your notes.

Historical High, Low and Closing Levels of the Index Stock

The closing level of the index stock has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the index stock during any period shown below is not an indication that the index stock is more or less likely to increase or decrease at any time during the life of your notes.

You should not take historical prices of the index stock as an indication of future performance of the index stock. We cannot give you any assurance that the future performance of the price of the index stock will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. In light of the increased volatility currently being experienced by U.S. and global securities markets and recent market declines, it may be substantially more likely that you could lose a substantial part of your investment in the notes. During the period from January 2, 2008 through January 27, 2011, there were 647 6-month periods, the first of which began on January 2, 2008 and the last of which ended on January 27, 2011. In 391 of such 647 6-month periods, the closing level of the index stock on the final date of such period has fallen below 104.85% of the initial index stock price. Therefore, during approximately 60.43% of such 6-month periods, if you had owned notes with terms similar to these notes, you may have received less than the face amount of such notes at maturity. (We calculated these figures using fixed 6-month periods and did not take into account holidays or non-business days.)

Neither we nor any of our affiliates make any representation to you as to the performance of the index stock. Before investing in the offered notes, you should consult publicly available information to determine the relevant index stock price between the date of this prospectus supplement and the date of your purchase of the offered notes. The actual performance of the index stock over the life of the offered notes, as well as the payment amount at maturity may bear little relation to the historical levels shown below.

The table below shows the high and low levels of the index stock as well as the closing levels of the index stock for each of the four calendar quarters in 2008, 2009, 2010 and the first calendar quarter of 2011 (through January 27, 2011). We obtained the levels listed in the table below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Prices of the Index Stock

	High	Low	Close
2008
Quarter ended March 31	36.235	28.130	36.235
Quarter ended June 30	49.590	36.475	49.590
Quarter ended September 30	48.200	23.050	25.140
Quarter ended December 31	23.580	8.680	10.820

2009
Quarter ended March 31	14.310	9.220	11.070
Quarter ended June 30	23.440	11.510	19.560
Quarter ended September 30	22.610	17.370	20.730
Quarter ended December 31	20.580	15.740	17.910

2010
Quarter ended March 31	20.470	14.970	15.860
Quarter ended June 30	18.480	12.730	13.140
Quarter ended September 30	17.400	13.070	17.100
Quarter ended December 31	22.870	16.810	22.800

2011
Quarter ending March 31 (through January 27, 2011)	23.930	21.850	22.980

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. Federal income taxation in the accompanying prospectus and the prospectus supplement.

The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a regulated investment company;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that owns the notes as a hedge or that is hedged against interest rate risks;

•	a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or

•	a United States holder whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— United States Alien Holders” below.

Pursuant to the terms of the notes, you and the issuer agree — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize the notes as a short-term debt instrument that provides for a contingent payment upon maturity. Except as otherwise noted under “Alternative Treatments” below, this discussion assumes that the notes will be so treated.

There is no authority that specifically addresses the tax treatment of short-term notes that provide for contingent payments, and the relevant law is unclear. Specifically, it is unclear whether taxpayers are required to include interest payments on debt instruments such as the notes in income according to their regular method of accounting. Because the interest payment on your notes are not contingent, we intend to take the position that any coupon payment will be taxed to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting.

If you are an initial purchaser of the notes, upon the sale, exchange or maturity of your notes, you should recognize gain or loss in an amount equal to the difference between the amount received by you (or, if we elect to deliver shares of the index stock, the fair market value of the shares you receive at such time plus the cash received in lieu of a fractional share, if any) upon such sale, exchange or maturity and your tax basis in your notes. We believe that it would be reasonable for you to treat any such gain as short-term capital gain, and any such loss as ordinary loss to the extent of interest you previously accrued in respect of your notes, and thereafter as short-term capital loss, in a manner similar to the tax treatment of notes that are subject to the special rules governing contingent payment debt obligations. However, if you sell or exchange your notes between the determination date and the maturity date, you should treat substantially all of any gain that you recognize as ordinary income. Your tax basis in the notes should generally be equal to the amount that you paid for the notes. The deductibility of capital losses is subject to limitations.

If we elect to deliver shares of the index stock upon the maturity of your notes, you will take as basis in such shares in an amount equal to their fair market value at such time. Your holding period in any shares you received would be measured from the day you receive the shares.

If you are a secondary purchaser of the notes, you should be treated in the same manner as described above with respect to initial purchasers except that if you purchase your notes at a discount from their principal amount and (i) hold them until maturity, it would be reasonable for you to treat any income you recognize as short-term capital gain to the extent of the excess of the principal amount of your notes over the amount you paid for your notes, or (ii) sell or exchange them between the determination date and the maturity date, it would be reasonable to treat any gain that you recognize upon such sale or exchange as short-term capital gain to the extent that such gain does not exceed the difference between the principal amount of your notes and the amount you paid for your notes.

You may be required to defer interest deductions that are allocable to your purchase of the notes.

For more information, please see the discussion under “United States Taxation — Taxation of Debt Securities — United States Holders – Short-Term Debt Securities” in the accompanying prospectus.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for United States federal income tax purposes. As a result, the United States federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, you should consult your own tax advisor regarding the possibility that you may not be required to include any interest payments in income until the sale or maturity of your notes.

It is also possible that the IRS could assert that any loss you recognize upon the sale, exchange or maturity of you notes should be treated as short-term capital loss. In such a case, the combination of ordinary income treatment of any coupons on your notes and a capital loss upon the sale, exchange or maturity of your notes may result in adverse tax consequences to you, because an investor’s ability to deduct capital losses is subject to significant limitations.

It might also be reasonable to characterize each note for all tax purposes as a single prepaid derivative contract with respect to the index-stock, that matures on the maturity date for the notes. If the notes are so treated, upon the sale or maturity of your notes, you should recognize gain or loss in an amount equal to the difference, if any, between the amount you receive at such time and your tax basis in the notes. Such gain or loss should be short-term capital gain or loss. Your tax basis in the notes should generally be equal to the amount that you paid for the notes. Under this treatment, it is likely that any coupon payment will be taxed as ordinary income in accordance with your regular method of accounting for United States federal income tax purposes.

United States Alien Holders

Except as otherwise noted below, this subsection assumes that the notes are characterized as described above. If you are a United States alien holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a United States alien holder if you are the beneficial owner of the notes and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the notes.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

Backup Withholding and Information

Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $14,500. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We will deliver the notes against payment therefor in New York, New York on February 1, 2011, which is the third scheduled business day following the date of this prospectus supplement and of the pricing of the notes.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the offered notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the offered notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Goldman, Sachs & Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the offered notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The offered notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. No. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. No. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. No. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the offered notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the offered notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. No. 571, Laws of Hong Kong) and any rules made thereunder.

The offered notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1998, as amended, the “FIEL”) and Goldman, Sachs & Co. has agreed that it will not offer or sell any offered notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan. As used in this paragraph, resident of Japan means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary

Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the offered notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the offered notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Conflicts of Interest

Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121.

Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement, is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

Prospectus Supplement

Page

Summary Information	S-2
Additional Risk Factors Specific to Your Notes	S-4
Specific Terms of Your Notes	S-9
Hypothetical Examples	S-23
Use of Proceeds and Hedging	S-25
Index Stock Issuer	S-26
Supplemental Discussion of Federal Income Tax Consequences	S-28
Employee Retirement Income Security Act	S-31
Supplemental Plan of Distribution	S-32
Conflicts of Interest	S-34

Prospectus Supplement dated April 6, 2009

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-24
Employee Retirement Income Security Act	S-25
Supplemental Plan of Distribution	S-26
Validity of the Notes	S-27

Prospectus dated April 6, 2009

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	49
Description of Units We May Offer	54
Description of Preferred Stock We May Offer	59
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	68
Description of Capital Stock of The Goldman Sachs Group, Inc.	91
Legal Ownership and Book-Entry Issuance	96
Considerations Relating to Securities Issued in Bearer Form	102
Considerations Relating to Indexed Securities	106
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	109
Considerations Relating to Capital Securities	112
United States Taxation	116
Plan of Distribution	140
Employee Retirement Income Security Act	143
Validity of the Securities	144
Experts	144
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	144

$21,999,983.80

The Goldman Sachs

Group, Inc.

7% Equity Linked

Notes due 2011

(Linked to the Common Stock of

Weatherford International Ltd.)

Medium-Term Notes,

Series D

Goldman, Sachs & Co.